CONTACTS:

                                                  Investor Relations Department,
                                                                  Nicole Reynard
                                                     Dynatec International, Inc.
                                                                  (801) 973-9500

Dynatec To Narrow Corporate Focus to Key Operations and Long Term Strategic Plan

     SALT LAKE CITY,  Utah.,  November  27, 2000 - Dynatec  International,  Inc.
(Nasdaq: DYNX), announced today that it has completed a transaction with California-based Expandable Home Organizers, Inc., ("EHOI") for the sale of all of the assets comprising Dynatec's unincorporated Neat Things!(TM)business that manufactures and sells a line of home organization and storage products. EHOI will continue to do business under the Neat Things! and Expandable names. The transaction involved the payment by EHOI of consideration of approximately $1.5 million, which was paid in the form of cash and the assumption by EHOI of certain trade payables of the Company incurred in connection with the Neat Things! division.

     "The consummation of this transaction is an important step in the implementation of our long-term strategic plan for the Company, and will allow us to focus on our two highest potential businesses - the flashlight manufacturing and sales business conducted through our Nordic Technologies, Inc. subsidiary, and the Softalk Communications telephone headset and electronic accessory product line conducted through our Softalk Communications, Inc. subsidiary," said Frederick W. Volcansek, Sr., Dynatec's Chairman and Chief Executive Officer. "We are presently considering our options with respect to other operations that may not be fully consistent with our long-term strategy," continued Volcansek. "Our portfolio of operations has historically had many independent and unrelated businesses, and with this shift in focus, we hope to be able to more aggressively grow those components of the business that have, in management's estimation, the most long-term potential," concluded Volcansek.

     Dynatec International, Inc. is a Salt Lake City, Utah-based manufacturer and distributor of consumer products, including flashlights, telephone headsets amplifiers and related products, and other telephone accessories.

     This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which represent Dynatec's expectations and beliefs concerning future events, including any effects of the transaction that is discussed in the press release. Dynatec wishes to caution and advise readers that these statements involve risks and uncertainties that could cause outcomes to differ materially from any forward-looking statement or views expressed herein.